Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2006
LAFAYETTE, LA – November 9, 2006 – PHI, Inc. (“PHI”) today reported net earnings of $5.1 million ($0.33 per diluted share) on operating revenues of $109.3 million for the quarter ended September 30, 2006. For the same period of 2005, PHI reported net earnings of $5.5 million ($0.53 per diluted share) on operating revenues of $100.0 million. Fully diluted shares outstanding at September 30, 2006, were 15,306,000, compared to 10,295,000 at September 30, 2005. Earnings before tax for the quarter were $8.5 million compared to $9.1 million for the quarter ended September 30, 2005.
Although revenue increased for the quarter, the estimated effect on revenue of the strike by some of our pilots, which began on September 20, was a decrease of $2.2 million in the Domestic Oil and Gas and $0.8 million in the Air Medical segments as compared to amounts that would have been realized based on pre-strike business activity. In addition, there were certain costs incurred as a result of the strike of $0.9 million in the month of September. These amounts were partially offset by the reversal of an accrual for incentive compensation of $1.0 million, as it is not probable that we will meet the requirements of the plan. The negative effects of the strike diminished in October, and we expect it to continue to diminish in future months, as we increase our pilot workforce by hiring, training and deploying new pilots, and as striking pilots return to work voluntarily or an agreement is reached with the remaining striking pilots.
As we reported in a press release September 20, 2006, the pilots represented by the OPEIU (the Office and Professional Employees International Union), commenced a general strike effective September 20, 2006, which affected both the Domestic Oil and Gas and Air Medical segments. Approximately 237 pilots initially participated in this strike, out of a total pilot work force of 564, which excludes pilots on sick leave or leave of absence. Approximately 176 pilots currently remain on strike, as 42 pilots have returned to work and others took permanent positions elsewhere. We have been hiring additional pilots since September 1, 2006, following implementation of a new compensation package that is identical to the package we offered in our negotiations with OPEIU and we believe this package is superior to those provided by our principal competitors in the Gulf of Mexico and in the air medical industry. To date, through our hiring program and the return of striking pilots, we have increased our total pilot workforce to 454, 17 of whom are still in training, and we continue to process new applications. As a result, less than one-half of the pilot positions are unfilled when compared to the initial number of striking pilots. The flight qualifications and experience of those being hired is equal to or exceeds PHI’s requirements in all cases.
We believe the workplace today is enhanced by the attitude of the working pilots, and among the maintenance and support crews in the field. They are noticeably enthusiastic about the “new” PHI work environment and clearly dedicated to maintaining PHI’s reputation for safe operations.
For additional information regarding the effects of the strike, please refer to our Form 10-Q for September 30, 2006.
Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company’s SEC filings.
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Common Stock is traded on The Nasdaq National Market System (symbols PHII and PHIIK).
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PHI, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating revenues	$109,315	$100,018	$317,844	$261,040
Gain (loss) on disposition of property and equipment, net	621	26	(541)	486
Other	2,659	861	6,076	1,155

	112,595	100,905	323,379	262,681

Expenses:
Direct expenses	93,224	80,184	269,492	217,115
Selling, general and administrative expenses	6,795	6,561	20,203	17,263
Interest expense	4,039	5,061	13,241	15,337
Loss on debt restructuring	—	—	12,790	—

	104,058	91,806	315,726	249,715

Earnings before income taxes	8,537	9,099	7,653	12,966
Income taxes	3,415	3,639	3,061	5,186

Net earnings	$5,122	$5,460	$4,592	$7,780

Weighted average shares outstanding:
Basic	15,288	10,271	13,447	7,288
Diluted	15,306	10,295	13,463	7,314

Net earnings per share
Basic	$0.34	$0.53	$0.34	$1.07
Diluted	$0.33	$0.53	$0.34	$1.06
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Summarized financial information concerning the Company’s reportable operating segments for the quarter and nine months ended September 30, 2006 and 2005 is as follows:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Thousands of dollars)		(Thousands of dollars)
Segment operating revenues
Domestic Oil and Gas	$66,240	$58,952	$194,111	$155,392
Air Medical	35,735	33,905	100,042	82,989
International	5,438	6,766	18,660	19,565
Technical Services	1,902	395	5,031	3,094

Total operating revenues	109,315	100,018	317,844	261,040

Segment direct expenses
Domestic Oil and Gas	55,407	46,773	158,306	126,116
Air Medical	32,560	28,701	94,938	75,799
International	4,137	4,358	12,749	12,824
Technical Services	1,120	352	3,499	2,376

Total direct expenses	93,224	80,184	269,492	217,115

Segment selling, general and administrative expenses
Domestic Oil and Gas	282	256	822	704
Air Medical	1,758	1,741	5,403	4,645
International	20	118	81	182
Technical Services	13	1	71	5

Total selling, general and administrative expenses	2,073	2,116	6,377	5,536

Total direct and selling, general and administrative expenses	95,297	82,300	275,869	222,651

Net segment profit
Domestic Oil and Gas	10,551	11,923	34,983	28,572
Air Medical	1,417	3,463	(299)	2,545
International	1,281	2,290	5,830	6,559
Technical Services	769	42	1,461	713

Total	14,018	17,718	41,975	38,389

Other, net	3,280	887	5,535	1,641
Unallocated selling, general and administrative costs	(4,722)	(4,445)	(13,826)	(11,727)
Interest expense	(4,039)	(5,061)	(13,241)	(15,337)
Loss on debt restructuring	—	—	(12,790)	—

Earnings before income taxes	$8,537	$9,099	$7,653	$12,966

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Operating Statistics
The following tables present certain non-financial operational statistics for the quarter and nine months ended September 30, 2006 and 2005:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Flight hours:
Domestic Oil and Gas	28,678	29,896	83,921	80,292
Air Medical	7,986	7,811	22,866	19,384
International	2,870	3,989	10,114	11,567

Total	39,534	41,696	116,901	111,243

Air Medical Transports	5,661	5,018	15,794	12,489

	September 30,
	2006	2005
Aircraft operated at period end:
Domestic Oil and Gas	150	158
Air Medical	69	60
International	16	16

Total	235	234

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